EXHIBIT (h)(6)
FUND SERVICES AGREEMENT

REVISED SCHEDULE A-4
EFFECTIVE AS OF JUNE 1, 2009

LIST OF SUB-ADVISED, SEPARATE, AND CORPORATE ACCOUNTS

ACIM CONCENTRATED LARGE COMPANY VALUE
ALL CAP GROWTH
AMERICAN CENTURY MAXEL
AVANTI FUND, LLC
CONCENTRATED INTERNATIONAL GROWTH
CONCENTRATED LARGE CAP GROWTH TREAS ACCT
EQUITIZED LONG-SHORT EQUITY
LARGE CAP CORE
LARGE CAP CORE 130-30
LARGE CAP DISCIPLINED GROWTH 130-30
NW MUTUAL AMCEN INFLATION PROTECTN
NW MUTUAL AMCEN LARGE CO VALUE
NW MUTUAL MID CAP VALUE

APPROVED:

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

BY:	/s/ Wayne McCoach
TITLE:	AVP
DATE:	6/11/09

J.P. MORGAN INVESTOR SERVICES CO.

BY:	/s/ Daniel J. Maniello
TITLE:	Executive Director
DATE:	6-11-09